Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2024 Financial Results

HERCULES, Calif.—August 1, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced financial results for the second quarter ended June 30, 2024.

Second-quarter 2024 total net sales were $638.5 million, a decrease of 6.3 percent compared to $681.1 million reported for the second quarter of 2023. On a currency-neutral basis, quarterly sales decreased 5.4 percent compared to the same period in 2023.

Life Science segment net sales for the second quarter were $250.5 million, a decrease of 16.5 percent compared to the same period in 2023. On a currency-neutral basis, Life Science segment sales decreased by 15.9 percent compared to the same quarter in 2023. The currency-neutral year-over-year sales decrease was broad-based and was primarily driven by ongoing weakness in the biotech and biopharma end-markets.

Clinical Diagnostics segment net sales for the second quarter were $387.9 million, an increase of 2.1 percent compared to the same period in 2023. On a currency-neutral basis, net sales increased 3.2 percent versus the same quarter last year. The currency-neutral year-over-year sales increase was primarily driven by an increased demand for quality control and blood typing products.

Second-quarter gross margin was 55.6 percent compared to 53.2 percent during the second quarter of 2023.

Income from operations during the second quarter of 2024 was $101.5 million versus $89.6 million during the same quarter last year.

During the second quarter of 2024, the company recognized a change in the fair market value of its investment in Sartorius AG, which substantially contributed to a net loss of $2,165.5 million, or $76.26 per share, on a diluted basis, versus a net loss of $1,162.3 million, or $39.59 per share, on a diluted basis, reported for the same period of 2023.

The effective tax rate for the second quarter of 2024 was 22.3 percent, compared to 22.5 percent for the same period in 2023. The effective tax rate reported in these periods was primarily affected by the accounting treatment of equity securities.

“Our second quarter results were in line with expectations for topline revenue despite a challenging market environment," said Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. " We continue to experience constraints in biotech and biopharma customer spending and, as a result, expect a more modest pace of market recovery than originally anticipated. At the same time, ongoing supply chain initiatives, core process improvements, and cost control are positively impacting our margin profile. In addition, as our life science business rebounds, we are well positioned for further margin expansion.”

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 56.4 percent for the second quarter of 2024 compared to 54.4 percent during the second quarter of 2023.

Non-GAAP income from operations during the second quarter of 2024 was $107.1 million versus $107.9 million during the comparable prior-year period.

Non-GAAP net income for the second quarter of 2024 was $88.5 million, or $3.11 per share, on a diluted basis, compared to $88.5 million, or $3.00 per share, on a diluted basis, during the same period in 2023.

The non-GAAP effective tax rate for the second quarter of 2024 was 23.4 percent, compared to 22.5 percent for the same period in 2023. The higher rate in 2024 was driven by geographical mix of earnings.

GAAP Results
	Q2 2024	Q2 2023
Revenue (millions)	$638.5	$681.1
Gross margin	55.6%	53.2%
Operating margin	15.9%	13.2%
Net loss (millions)	$(2,165.5)	$(1,162.3)
Loss per diluted share	$(76.26)	$(39.59)

Non-GAAP Results
	Q2 2024	Q2 2023
Revenue (millions)	$638.5	$681.1
Gross margin	56.4%	54.4%
Operating margin	16.8%	15.8%
Net income (millions)	$88.5	$88.5
Income per diluted share	$3.11	$3.00

Updated Full-Year 2024 Financial Outlook

Bio-Rad is updating its financial outlook for the full year 2024. The company currently expects its non-GAAP revenue to decline by approximately 2.5 to 4.0 percent on a currency-neutral basis compared to its previous estimate of 1.0 to 2.5 percent revenue growth. Bio-Rad also estimates a non-GAAP operating margin of about 12.0 to 13.0 percent versus the company’s prior estimate of approximately 13.5 to 14.0 percent.

Increase to 2023 Share Repurchase Program Authorization

On July 29, 2024, Bio-Rad's board of directors authorized increasing the amount available under the company's 2023 Share Repurchase Program to allow the company to repurchase up to an additional $500 million of the company’s outstanding common stock. As of July 31, 2024, a total of approximately $578 million is available for repurchases under the 2023 Share Repurchase Program.

Repurchases under the 2023 Share Repurchase Program may be made at management's discretion from time to time on the open market, through trading plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or through privately negotiated transactions. The 2023 Share Repurchase Program has no time limit and may be suspended for periods or discontinued at any time.

Conference Call and Webcast

Management will discuss the company’s second quarter 2024 results and financial outlook in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on August 1, 2024. To participate, dial 800-343-4849 within the U.S., or (+1) 203-518-9856 from outside the U.S., and provide access code: BIORAD.

A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

BIO-RAD is a trademark of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with approximately 8,000 employees and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; being well positioned for further margin expansion as our life science business rebounds; continuing to experience constraints in biotech and biopharma customer spending and, as a result, expecting a more modest pace of market recovery than originally anticipated; and for the full-year 2024: expecting non-GAAP revenue to decline by approximately 2.5 to 4.0 percent on a currency-neutral basis compared to its previous estimate of 1.0 to 2.5 percent revenue growth, and estimating a non-GAAP operating margin of about 12.0 to 13.0 percent versus the company’s prior estimate of approximately 13.5 to 14.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," "continue," "believe," "anticipate," “target,” "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include reductions in government funding or capital spending of our customers, global economic and geopolitical conditions, the uncertain pace of the biopharma sector’s recovery, the challenging macroeconomic environment in China, supply chain issues, international legal and regulatory risks, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in

the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$638,476	$681,110	$1,249,296	$1,357,954
Cost of goods sold	283,357	318,627	568,211	633,054
Gross profit	355,119	362,483	681,085	724,900
Selling, general and administrative expense	194,719	207,824	409,602	433,377
Research and development expense	58,904	65,042	125,279	139,993
Income from operations	101,496	89,617	146,204	151,530
Interest expense	12,264	12,343	24,541	24,680
Foreign currency exchange gains, net	(1,699)	(1,253)	(3,653)	(3,600)
Losses from change in fair market value of equity securities and loan receivable	2,895,355	1,595,442	2,473,178	1,612,967
Other income, net	(18,143)	(16,488)	(52,659)	(66,919)
Loss before income taxes	(2,786,281)	(1,500,427)	(2,295,203)	(1,415,598)
Benefit from income taxes	620,795	338,176	513,633	322,309
Net loss	$(2,165,486)	$(1,162,251)	$(1,781,570)	$(1,093,289)

Basic and diluted loss per share:
Net loss per share	$(76.26)	$(39.59)	$(62.61)	$(37.09)
Weighted average common shares	28,395	29,355	28,457	29,475

Note: As a result of the net loss for the three and six months ended June 30, 2024 and 2023, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)
Current assets:
Cash and cash equivalents	$406,913	$403,815
Short-term investments	1,214,753	1,208,887
Accounts receivable, net	445,506	489,017
Inventories, net	803,693	780,517
Other current assets	185,389	166,094
Total current assets	3,056,254	3,048,330

Property, plant and equipment, net	533,767	529,007
Operating lease right-of-use assets	181,473	194,730
Goodwill, net	412,116	413,569
Purchased intangibles, net	307,093	320,514
Other investments	5,099,554	7,698,070
Other assets	98,189	94,850
Total assets	$9,688,446	$12,299,070

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$259,153	$284,554
Current maturities of long-term debt	483	486
Income and other taxes payable	35,896	35,759
Other current liabilities	191,429	202,000
Total current liabilities	486,961	522,799

Long-term debt, net of current maturities	1,199,724	1,199,052
Other long-term liabilities	1,222,974	1,836,086
Total liabilities	2,909,659	3,557,937

Total stockholders’ equity	6,778,787	8,741,133
Total liabilities and stockholders’ equity	$9,688,446	$12,299,070

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Cash received from customers	$1,265,453	$1,360,206
Cash paid to suppliers and employees	(1,084,925)	(1,173,285)
Interest paid, net	(23,301)	(23,535)
Income tax payments, net	(52,172)	(31,556)
Other operating activities	62,383	64,355
Net cash provided by operating activities	167,438	196,185
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(654,541)	(341,522)
Proceeds from sales and maturities of marketable securities and investments	662,886	369,358
Other investing activities	(82,365)	(70,325)
Net cash used in investing activities	(74,020)	(42,489)
Cash flows from financing activities:
Payments on long-term borrowings	(236)	(231)
Other financing activities	(96,330)	(198,198)
Net cash used in financing activities	(96,566)	(198,429)
Effect of foreign exchange rate changes on cash	6,494	670
Net increase (decrease) in cash, cash equivalents and restricted cash	3,346	(44,063)
Cash, cash equivalents and restricted cash at beginning of period	404,369	434,544
Cash, cash equivalents and restricted cash at end of period	$407,715	$390,481

Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(1,781,570)	$(1,093,289)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	73,502	71,446
Reduction in the carrying amount of right-of-use assets	20,904	19,872
Losses from change in fair market value of equity securities and loan receivable	2,473,178	1,612,966
Changes in working capital	(71,637)	(56,568)
Other	(546,939)	(358,242)
Net cash provided by operating activities	$167,438	$196,185

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2024	% of revenue	June 30, 2023	% of revenue	June 30, 2024	% of revenue	June 30, 2023	% of revenue

GAAP cost of goods sold	$283,357		$318,627		$568,211		$633,054
Amortization of purchased intangibles	(4,444)		(4,336)		(8,892)		(8,624)
Restructuring benefits (costs)	(643)		(3,377)		(1,161)		(3,707)
Non-GAAP cost of goods sold	$278,270		$310,914		$558,158		$620,723

GAAP gross profit	$355,119	55.6%	$362,483	53.2%	$681,085	54.5%	$724,900	53.4%
Amortization of purchased intangibles	4,444		4,336		8,892		8,624
Restructuring (benefits) costs	643		3,377		1,161		3,707
Non-GAAP gross profit	$360,206	56.4%	$370,196	54.4%	$691,138	55.3%	$737,231	54.3%

GAAP selling, general and administrative expense	$194,719	$207,824	$409,602	$433,377
Amortization of purchased intangibles	(817)	(1,611)	(1,861)	(3,302)
Acquisition related benefits (costs)	—	800	—	—
Restructuring benefits (costs)	1,421	(6,328)	(3,006)	(15,316)
Other non-recurring items (2)	(1,543)	(1,995)	(3,041)	(3,917)
Non-GAAP selling, general and administrative expense	$193,780	$198,690	$401,694	$410,842

GAAP research and development expense	$58,904	$65,042	$125,279	$139,993
Acquisition related benefits (costs)	(200)	(400)	(400)	(400)
Restructuring benefits (costs)	664	(1,080)	(1,500)	(5,315)
Non-GAAP research and development expense	$59,368	$63,562	$123,379	$134,278

GAAP income from operations	$101,496	15.9%	$89,617	13.2%	$146,204	11.7%	$151,530	11.2%
Amortization of purchased intangibles	5,261		5,947		10,753		11,926
Acquisition related (benefits) costs	200		(400)		400		400
Restructuring (benefits) costs	(1,442)		10,785		5,667		24,338
Other non-recurring items (2)	1,543		1,995		3,041		3,917
Non-GAAP income from operations	$107,058	16.8%	$107,944	15.8%	$166,065	13.3%	$192,111	14.1%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$2,895,355	$1,595,442	$2,473,178	$1,612,967
Gains (losses) from change in fair market value of equity securities and loan receivable	(2,895,355)	(1,595,442)	(2,473,178)	(1,612,967)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(18,143)	$(16,488)	$(52,659)	$(66,919)
Gains (losses) on equity-method investments	(940)	(851)	(1,723)	(1,846)
Non-GAAP other (income) expense, net	$(19,083)	$(17,339)	$(54,382)	$(68,765)

GAAP loss before income taxes	$(2,786,281)	$(1,500,427)	$(2,295,203)	$(1,415,598)
Amortization of purchased intangibles	5,261	5,947	10,753	11,926
Acquisition related (benefits) costs	200	(400)	400	400
Restructuring (benefits) costs	(1,442)	10,785	5,667	24,338
(Gains) losses from change in fair market value of equity securities and loan receivable	2,895,355	1,595,442	2,473,178	1,612,967
(Gains) losses on equity-method investments	940	851	1,723	1,846
Other non-recurring items (2)	1,543	1,995	3,041	3,917
Non-GAAP income before income taxes	$115,576	$114,193	$199,559	$239,796

GAAP benefit from income taxes	$620,795	$338,176	$513,633	$322,309
Income tax effect of non-GAAP adjustments (1)	(647,855)	(363,858)	(559,459)	(374,234)
Non-GAAP provision for income taxes	$(27,060)	$(25,682)	$(45,826)	$(51,925)

GAAP net loss	$(2,165,486)	(339.2)%	$(1,162,251)	(170.6)%	$(1,781,570)	(142.6)%	$(1,093,289)	(80.5)%
Amortization of purchased intangibles	5,261		5,947		10,753		11,926
Acquisition related (benefits) costs	200		(400)		400		400
Restructuring (benefits) costs	(1,442)		10,785		5,667		24,338
(Gains) losses from change in fair market value of equity securities and loan receivable	2,895,355		1,595,442		2,473,178		1,612,967
(Gains) losses on equity-method investments	940		851		1,723		1,846
Other non-recurring items (2)	1,543		1,995		3,041		3,917
Income tax effect of non-GAAP adjustments (1)	(647,855)		(363,858)		(559,459)		(374,234)
Non-GAAP net income	$88,516	13.9%	$88,511	13.0%	$153,733	12.3%	$187,871	13.8%

GAAP diluted loss per share	$(76.26)	$(39.59)	$(62.61)	$(37.09)
Amortization of purchased intangibles	0.19	0.20	0.38	0.40
Acquisition related (benefits) costs	0.01	(0.01)	0.01	0.01
Restructuring (benefits) costs	(0.05)	0.37	0.20	0.82
(Gains) losses from change in fair market value of equity securities and loan receivable	101.88	54.10	86.84	54.46
(Gains) losses on equity-method investments	0.03	0.03	0.06	0.06
Other non-recurring items (2)	0.05	0.07	0.11	0.13
Income tax effect of non-GAAP adjustments (1)	(22.80)	(12.35)	(19.64)	(12.63)
Add back anti-dilutive shares	0.06	0.18	0.05	0.18
Non-GAAP diluted income per share	$3.11	$3.00	$5.40	$6.34

GAAP diluted weighted average shares used in per share calculation	28,395	29,355	28,457	29,475
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	25	135	22	143
Non-GAAP diluted weighted average shares used in per share calculation	28,420	29,490	28,479	29,618

Reconciliation of Net loss to adjusted EBITDA:
GAAP net loss	$(2,165,486)	(339.2)%	$(1,162,251)	(170.6)%	$(1,781,570)	(142.6)%	$(1,093,289)	(80.5)%
Interest expense	12,264		12,343		24,541		24,680
Benefit from income taxes	(620,795)		(338,176)		(513,633)		(322,309)
Depreciation and amortization	36,411		35,859		73,502		71,446
Foreign currency exchange gains, net	(1,699)		(1,253)		(3,653)		(3,600)
Other income, net	(18,143)		(16,488)		(52,659)		(66,919)
Losses from change in fair market value of equity securities and loan receivable	2,895,355		1,595,442		2,473,178		1,612,967
Dividend from Sartorius AG	—		—		17,930		34,766
Acquisition related (benefits) costs	200		(400)		400		400
Restructuring (benefits) costs	(1,442)		10,785		5,667		24,338
Other non-recurring items (2)	1,543		1,995		3,041		3,917
Adjusted EBITDA	$138,208	21.6%	$137,856	20.2%	$246,744	19.8%	$286,397	21.1%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

2024 Financial Outlook

Forecasted non-GAAP operating margin excludes 89 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.